Exhibit 99.1

For Immediate Release

Aquinox Pharmaceuticals Announces First Quarter 2015 Financial Results

Vancouver, British Columbia - May 12, 2015 - (GLOBE NEWSWIRE) - Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ: AQXP), a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology, today provided a corporate update and reported financial results for the first quarter ending March 31, 2015.

“All three Phase 2 clinical trials with AQX-1125 have completed enrollment and we are poised for a steady stream of data over the months ahead,” said Mr. David Main, President and CEO of Aquinox. “Our team is actively preparing for the next potential phase of clinical development for AQX-1125.”

Business Highlights

Approaching Top Line Data in LEADERSHIP, a Phase 2 clinical trial of AQX-1125 in bladder pain syndrome/interstitial cystitis (BPS/IC). Target enrollment in the LEADERSHIP trial was achieved in early March 2015. Top-line results are expected near mid-year 2015 with subsequent, secondary analyses expected to be presented at a future scientific meeting. LEADERSHIP was designed to evaluate the safety and efficacy of AQX-1125 in approximately 70 female patients with BPS/IC.

Approaching Top Line Data in FLAGSHIP, a Phase 2 clinical trial of AQX-1125 in chronic obstructive pulmonary disease (COPD) exacerbations. Target enrollment in the FLAGSHIP trial was achieved at the end of January 2015. Top-line results are expected near mid-year 2015 with subsequent, secondary analyses expected to be presented at a future scientific meeting. FLAGSHIP was designed to evaluate the safety and efficacy of AQX-1125 in approximately 400 unstable, moderate to severe COPD patients with a history of frequent exacerbations.

Completed enrollment of patients in KINSHIP, a Phase 2 clinical trial of AQX-1125 in atopic dermatitis. Target enrollment in the KINSHIP trial was achieved in early May 2015. Top line results are expected by the first quarter of 2016. KINSHIP was designed to evaluate the safety and efficacy of AQX- 1125 in approximately 50 mild to moderate atopic dermatitis patients.

Summary of Financial Results

Cash Position. Cash, cash equivalents, short-term and long-term investments totaled $34.4 million as of March 31, 2015, compared to $41.1.million as of December 31, 2014. This decrease was primarily driven by the ongoing advancement of AQX-1125 through the FLAGSHIP, LEADERSHIP and KINSHIP clinical trials. Aquinox expects its cash, cash equivalents and short-term investments to be sufficient to complete all three ongoing Phase 2 clinical trials.

R&D Expenses. Research and development expenses for the first quarter of 2015 increased to $4.6 million from $1.9 million in the first quarter of 2014. This increase was primarily driven by the ongoing advancement of AQX-1125 through the FLAGSHIP, LEADERSHIP and KINSHIP clinical trials.

G&A Expenses. General and administrative expenses for the first quarter of 2015 increased to $1.5 million from $0.7 million in the first quarter 2014. This increase was primarily due to costs associated with operating as a public company, having completed our IPO in March of 2014, including increased costs for insurance, costs related to the hiring of additional personnel and outside consultants and increased travel.

Net Loss. Net loss for the first quarter of 2015 was $6.4 million compared to a net loss of $4.2 million for the first quarter of 2014. This increase was primarily due to the ongoing advancement of AQX-1125 through the FLAGSHIP, LEADERSHIP and KINSHIP clinical trials and costs associated with operating as a public company.

About AQX-1125

AQX-1125, Aquinox’s lead drug candidate, is a small molecule activator of SHIP1, which is a regulating component of the PI3K cellular signaling pathway. By increasing SHIP1 activity, AQX-1125 accelerates a natural mechanism that has evolved to maintain homeostasis of the immune system and reduce immune cell activation and migration to sites of inflammation. AQX-1125 has demonstrated preliminary safety and favorable drug properties in multiple preclinical studies and clinical trials. Aquinox is currently exploring AQX-1125 as an oral, once daily treatment in several Phase 2 trials.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology. Aquinox’s lead drug candidate, AQX-1125, is a small molecule activator of SHIP1 suitable for oral, once daily dosing. Having successfully completed multiple preclinical studies and clinical trials with AQX-1125, Aquinox is now advancing through Phase 2 development. Aquinox has a broad intellectual property portfolio and pipeline of preclinical drug candidates that activate SHIP1. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to: the timing of availability of our top-line data; the success and timing of our Phase 2 clinical trials; and potential market opportunities for

AQX-1125. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our ability to enroll patients in our clinical trials at the pace that we project; the size and growth of the potential markets for AQX-1125 or any future product candidates and our ability to serve those markets; our ability to obtain and maintain regulatory approval of AQX-1125 or any future product candidates; and our expectations regarding the potential safety, efficacy or clinical utility of AQX- 1125 or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Annual Report Form 10-Q for the quarter ended March 31, 2015 filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact Info: Brendan

Payne

Senior Manager, Investor Relations

Aquinox Pharmaceuticals, Inc.

604.629.9223 Ext. 109

ir@aqxpharma.com

Communications Contact:

Bianca Nery

Senior Account Executive

MacDougall Biomedical Communications 650.339.7533

aquinox@macbiocom.com

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated balance sheets

(Unaudited)

(In thousands of U.S. dollars, except share amounts)

	MARCH 31, 2015	DECEMBER 31, 2014
Assets
Current assets
Cash and cash equivalents	$14,283	$14,906
Short-term investments	20,135	24,191
Accounts and other amounts receivable	57	65
Prepayments and deposits	547	139

Total current assets	35,022	39,301

Property and equipment	97	105
Long-term investments	—	2,003
Other	12	13

Total assets	$35,131	$41,422

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$4,972	$5,203

Total current liabilities	4,972	5,203

Warrant liabilities	79	72

Total liabilities	$5,051	$5,275

Stockholders’ equity
Share capital:
Common stock - $0.000001 par value - authorized, 50,000,000 as of March 31, 2015 (December 31, 2014 – 50,000,000); issued and outstanding, 10,723,128 as of March 31, 2015 (December 31, 2014 – 10,695,108)	0	0
Additional paid-in capital	125,904	125,567
Accumulated deficit	(95,827)	(89,416)
Accumulated other comprehensive income (loss)	3	(4)

Total stockholders’ equity	30,080	36,147

Total liabilities and stockholders’ equity	$35,131	$41,422

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated statements of operations

(Unaudited)

(In thousands of U.S. dollars, except per share and share amounts)

	THREE MONTHS ENDED MARCH 31,
	2015	2014
Operating expenses
Research and development	$4,567	$1,880
General and administrative	1,472	735

Total operating expenses	6,039	2,615

Other income (expenses)
Bank charges and financing costs	(6)	(454)
Change in fair value of derivative liabilities	(7)	914
Amortization and extinguishment of remaining discount on preferred shares upon conversion of preferred shares	—	(1,884)
Other expenses	(360)	(189)

	(373)	(1,613)

Net loss before income taxes	(6,412)	(4,228)

Net loss	$(6,412)	$(4,228)

Net loss per common stock - basic and diluted	$(0.60)	$(1.28)
Basic and diluted weighted average common stock outstanding	10,711,967	3,148,481